EXHIBIT 99.1

CONSENT OF JERRY BARAG

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements, the “Registration Statement”) for CatchMark Timber Trust, Inc. (the “Company”) as a person who has agreed to serve as a director of the Company upon election by the board of directors to fill a vacancy.

September 23, 2013	/s/ JERRY BARAG
Jerry Barag